CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the references to our firm in the Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of the Navellier Variable Insurance Series Fund, Inc. and to the use of our report dated February 14, 2001 on the financial statements and financial highlights of the Growth Portfolio, a series of the Navellier Variable Insurance Series Fund, Inc. Such financial statements, financial highlights and report of independent certified public accountants appear in the 2000 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.



                                               /s/Tait, Weller & Baker
                                               ------------------------
                                                TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
April 24, 2001